Exhibit 10.25

Execution Version

REVENUE SHARING AGREEMENT

This Revenue Sharing Agreement (the “Agreement”) dated March 23, 2009 is entered into by and between INFINITY ENERGY RESOURCES, INC. (“Assignor”) and OFF-SHORE FINANCE, LLC, a Nevada limited liability company (“Assignee”). Assignor and Assignee are collectively referred to as the “Parties.”

In consideration of the premises and mutual covenants and obligations below, the Parties agree as follows:

1.           Assignor hereby assigns unto Assignee a monthly payment (the “RSP”) equal to the revenue derived from one percent (1%) of 8/8ths of Assignor’s share of the hydrocarbons produced at the wellhead from certain oil and gas concessions in the Tyra and Perlas Blocks, offshore Nicaragua (the “Concessions”). The RSP shall bear its proportionate share of all costs incurred to deliver the hydrocarbons to the point of sale to an unaffiliated purchaser, including without limitation, its share of production, severance and similar taxes, as well as its share of all costs of gathering, treating, compressing, dehydrating and processing produced hydrocarbons (or otherwise rendering the same marketable) and transporting the same to the point of sale. Assignor will employ the accounting procedures and standards in the 2005 COPAS Accounting Procedure.

2.           Assignor shall pay the RSP to Assignee by the last day of each month based on the revenue received by Assignor from the purchaser of the production during the previous month from the Concessions. The Parties expressly agree that this Agreement does not create any rights in the Concessions. No obligation, express or implied, shall arise by reason of the RSP that obligates Assignor to maintain or develop either of the Concessions. All operations under the Concessions shall be solely at the discretion of Assignor.

3.           Assignee, upon notice in writing to Assignor, shall have the right to audit Assignor’s accounts and records relating to the RSP (“Audit Rights”), for any calendar year within the twenty-four (24) month period following the end of such calendar year. Assignor shall bear no portion of Assignee’ audit cost, and the audits shall not be conducted more than once each year without prior approval of Assignor.

4.           At any time within three (3) years from the date of this Agreement, Assignor shall have the right to redeem the RSP by paying to Assignee an amount as follows: (i) if during the first year of this Agreement, a sum equal to three (3) times the amount of investor funding by Off-Shore Finance, LLC to Assignor as of December 31, 2009 (the “Funding Amount”); (ii) if during the second year of this Agreement, a sum equal to five (5) times the Funding Amount; or (iii) if during the third year of this Agreement, a sum equal to ten (10) times the Funding Amount. Upon the redemption of the RSP by Assignor, this Agreement shall terminate and all rights of Assignee under this Agreement shall immediately cease, provided Assignee shall be entitled to payment of the RSP accruing up until the redemption of the RSP.

5.           This Agreement may be executed in several counterparts, all of which are identical. All of such counterparts together shall constitute one and the same instrument.

6.           This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. This Agreement shall not be assignable or transferable by Assignee without the prior written consent of Assignor.

7.           This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

8.           This Agreement will be governed by, construed, interpreted and applied in accordance with the laws of the State of Colorado, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction. All disputes arising out of or related to the interpretation or enforcement of this Agreement shall be fully and finally resolved under Commercial Arbitration Rules of the American Arbitration Association by a panel of three arbitrators appointed in accordance with those rules. The arbitration proceeding shall take place in Denver, Colorado, or any such other location as the Parties may mutually agree, and shall be conducted in the English language. The arbitration award shall be final and binding on the Parties. A Party may enter judgment upon the award in any court of appropriate jurisdiction upon application thereto.

9.           The Parties agree that this Agreement and its contents shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of Assignor.

ASSIGNOR:

INFINITY ENERGY RESOURCES, INC.

Name:	/s/ Stanton E. Ross

By: Stanton E. Ross

Title: Chief Executive Officer

ASSIGNEE:

OFF-SHORE FINANCE, LLC

Name:	/s/ Daniel J. Haake

By: Daniel J. Haake

Title: Managing Member